Exhibit 23.1

Consent of PricewaterhouseCoopers Auditores Independentes

Consent of Independent Registered

Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Embraer S.A. of our report dated April 13, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting of Embraer S.A., as of December 31, 2011 and 2010 and for the three years ended December 31, 2011, 2010 and 2009, which appears in Embraer S.A.’s current report on Form 20-F furnished to the Securities and Exchange Commission on April 16, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Auditores Independentes

São José dos Campos – Brazil

June 11, 2012